Exhibit 3.1

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF ZBB ENERGY CORPORATION

Pursuant to Section 180.1003
of the Wisconsin Business Corporation Law

Pursuant to the consent of the Board of Directors dated May 18, 2015 and the approval of the shareholders of ZBB Energy Corporation, a Wisconsin corporation (the "Corporation"), on July 9, 2015, and in accordance with the provisions of Section 180.1003 of Wisconsin Business Corporation Law, the following resolution was duly adopted:

RESOLVED, that the Articles of Incorporation of the Corporation be, and they hereby are, amended by deleting Article I thereof and inserting in its place the following:

ARTICLE I

The name of the Corporation is EnSync, Inc.

This Amendment shall be effective as of 12:01 a.m. central time the 17th day of August, 2015.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 12th day of August, 2015.

ZBB ENERGY CORPORATION

By /s/ Dilek Wagner
(Signature)
Name: Dilek Wagner
Title: Vice President of Finance
This instrument was drafted by:
Dennis F. Connolly
Godrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202